EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-221322) on Form S-3 and the Registration Statements on Form S-8 (Nos. 333-64584, 333-81802, 333-97857, 333-105872, 333-120270, 333-136997, 333-142837, 333-145287, 333-176003, 333-176004, 333-197751, 333-208966 and 333-216411) of MB Financial, Inc. of our reports dated February 23, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of MB Financial, Inc., appearing in this Annual Report on Form 10-K of MB Financial, Inc. and Subsidiaries for the year ended December 31, 2017.

/s/ RSM US LLP
Chicago, Illinois
February 23, 2018